Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: 646/259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER RESULTS

MILPITAS, Calif. — August 29, 2007 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home, today reported financial results for its second fiscal quarter ended August 4, 2007.

Net revenues for the second quarter were $42.5 million, up 18% from $36.0 million for the previous quarter and up 111% from $20.1 million reported for the same period last year.  The increase in net revenues was primarily attributable to increased SoC sales to manufacturers of IPTV set-top boxes, Blu-ray Players, and HDTVs.  Net revenues for the first two quarters of fiscal year 2008 were $78.6 million, up 125% from $34.9 million for the same period in the prior fiscal year.

GAAP net income for the quarter was $8.6 million or $0.32 per diluted share.  This compares to GAAP net income of $5.4 million, or $0.20 per diluted share for the previous quarter and GAAP net income of $216,000 or $0.01 per diluted share during the same period one year ago.  GAAP net income for the first two quarters of fiscal year 2008 was $14.0 million, or $0.52 per diluted share, compared to a net loss of $1.1 million, or $0.05 per diluted share, for the same period last year.

Non-GAAP net income for the quarter was $13.0 million or $0.48 per diluted share.  This compares to non-GAAP net income of $8.5 million, or $0.32 per diluted share for the previous quarter and a non-GAAP net income of $2.3 million or $0.09 per diluted share during the same period one year ago.  Non-GAAP adjustments for the second quarter of fiscal year 2008 consisted of the removal of $2.4 million in expenses associated with the Company’s tender offer to its employees to resolve potential personal income tax exposure as a result of receiving options granted at less than fair market value on the date of grant, $306,000 in amortization expense of acquired intangibles related to the Blue7 acquisition and $1.7 million in non-cash stock-option compensation expenses.  The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We are pleased to report a record setting quarter for the company in terms of revenue and profitability.  In our second quarter, we achieved a net revenue increase of 18%, our sixth consecutive quarter of double-digit revenue growth and $8.6 million in GAAP net income.  Our revenue increase is a result of the continued ramp in demand from the IPTV market as well as increases from high definition DVD player and HDTV product markets. Our gross margins reflect balanced management of pricing pressure versus cost reductions.  Our increase in net income is an indication of the operating leverage we are achieving as a fabless semiconductor company.  In addition, we are also encouraged by the developing interest in our products for Ultra-wideband (UWB) connectivity solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Outlook

The Company expects a continued increase in demand for its products with over 20% growth in net revenues for the third quarter.  The Company’s gross margin target remains within 200 basis points of 50% with some variance expected due to the timing of its cost reduction efforts and pressure from its customers to lower its selling prices as their order levels grow.

Investor Conference Call

The conference call relating to second quarter results will take place following this announcement at 5:00 PM EDT today, August 29.  The dial-in number is 800-901-5217 (international callers dial 617-786-2964) and the passcode is 14426511.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com or over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.  Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 83833628.  The audio replay will be available for one week after the call.  For further information, please see the link on our website at www.sigmadesigns.com.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, expenses associated with a tender offer to employees to resolve potential personal income tax exposure, stock-based compensation calculated under APB No. 25 and SFAS No. 123(R) and, with respect to the first fiscal quarter of 2008 and second fiscal quarter of 2007 non-GAAP results, nonrecurring expenses associated with the Company’s review of its historical stock option granting practices and related financial restatements for prior periods.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma believes that this non-GAAP net income, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  With respect to Sigma’s stock option review and related restatement costs and expenses associated with its tender offer, the unique nature of these costs may limit the comparability of its on-going operations with prior and future periods.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items, including the stock option review and related restatement costs, may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Sigma’s gross margin target and expectation of over 20% of growth in net revenues for the third fiscal quarter.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that the SEC disagrees with the manner in which Sigma has accounted for and reported, or not reported, the financial impact of past stock option grants, actions by other regulatory agencies as a result of Sigma’s past stock option practices, ongoing derivative litigation, a determination, upon completion of further quarterly closing and review procedures, that the financial results for the second quarter of fiscal year 2008 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our registration statement on Form S-1 as filed August 10, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs (NASDAQ: SIGM) is a leading fabless provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions combine its semiconductors and software and are a critical component of multiple high-growth, consumer applications that process digital video and audio content, including internet protocol TV, or IPTV, high definition DVD players, high definition TVs, or HDTVs, and portable media players.  Headquartered in Milpitas, Calif., the Company also has sales representatives in the United States, Belgium, China, Japan and Taiwan and sells its products through a third-party distributor in Korea.  For more information, please visit the Company’s web site at www.sigmadesigns.com.  REALmagic and Sigma Designs are registered trademarks of Sigma Designs.  All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

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SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
GAAP
(In thousands)

	August 4,	February 3,
	2007	2007 (1)
Assets

Current assets:
Cash and cash equivalents	$33,468	$24,413
Short-term investments	9,625	8,791
Accounts receivable, net	20,972	11,231
Inventories	16,800	16,003
Prepaid expenses and other current assets	1,339	1,095
Total current assets	82,204	61,533

Equipment and leasehold improvements, net	3,201	3,364
Long-term investments	263	263
Goodwill	5,020	5,020
Intangible assets, net	4,915	5,527
Other non-current assets	418	377

Total assets	$96,021	$76,084

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$9,729	$13,723
Accrual liabilities and other	11,746	8,800
Current portion of bank term loan	133	226
Total current liabilities	21,608	22,749

Long term portion of bank term loan	-	15
Other long-term liabilities	177	348
Total liabilities	21,785	23,112

Shareholders' equity:
Total shareholders' equity	74,236	52,972

Total liabilities and shareholders' equity	$96,021	$76,084

(1)	February 3, 2007 balances have been derived from the audited financial statements as of the same date.

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended		Six months ended
	Aug. 4, 2007	July 29, 2006	Aug. 4, 2007	July 29, 2006
Net revenues	$42,548	$20,136	$78,564	$34,935

Cost of revenues	20,240	11,174	38,446	18,543
Gross Profit	22,308	8,962	40,118	16,392
Gross Margin Percent	52.4%	44.5%	51.1%	46.9%

Operating expenses:
Research and development	8,364	5,039	14,453	10,266
Sales and marketing	2,692	1,706	4,924	3,485
General and administrative	2,456	2,149	6,705	4,103
Total operating expenses	13,512	8,894	26,082	17,854

Income (loss) from operations	8,796	68	14,036	(1,462)
Interest and other income, net	400	179	720	355

Income (loss) before income taxes	9,196	247	14,756	(1,107)
Provision for income taxes	608	31	799	33

Net income (loss)	$8,588	$216	$13,957	$(1,140)

Net income (loss) per share:
Basic	$0.36	$0.01	$0.60	$(0.05)
Diluted	$0.32	$0.01	$0.52	$(0.05)

Weighted average common shares:
Basic	23,867	22,710	23,423	22,567
Diluted	26,814	25,214	26,820	22,567

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	Aug. 4, 2007	July 29, 2006	Aug. 4, 2007	July 29, 2006
GAAP net income (loss)	$8,588	$216	$13,957	$(1,140)

Items reconciling GAAP net income (loss)
to non-GAAP net income:

Included in Cost of Revenues:
Amortization of acquired developed
technology	189	189	378	347
Share-based compensation	101	79	189	173
Tender offer exchange employee options	135	--	135	--
Total related to cost of revenues	425	268	702	520

Included in Operating expenses:
Research and development:
Amortization of acquired noncompete
agreement	117	117	234	214
Share-based compensation	868	596	1,553	1,191
Tender offer to exchange employee options	1,518	---	1,518	---
Sales and marketing:
Share-based compensation	280	190	488	392
Tender offer to exchange employee options	388	---	388	---
General and administrative:
Share-based compensation	464	303	809	603
Tender offer to exchange employee options	326	---	326	---
Professional service fees and expenses from
stock option review and related restatements	---	603	1,491	603
Total related to operating expenses	3,961	1,809	6,807	3,003

Net effects of proforma adjustments	4,386	2,077	7,509	3,523

Non-GAAP net income	$12,974	$2,293	$21,466	$2,383

Non-GAAP net income per diluted share	$0.48	$0.09	$0.80	$0.11